Exhibit 10.38

                         AGREEMENT FOR SERVICES

The Property Manager and the Contractor identified below hereby enter into an agreement to provide the services identified below to the Property identified below, during the contract Term identified below, all upon and subject to the terms and conditions set forth below and/or attached hereto.

PROPERTY
MANAGER                  FUSCO MANAGEMENT COMPANY, LLC
                         555 LONG WHARF DRIVE, NEW HAVEN, CT 06511

PROPERTY
OWNER                    ARMSTRONG PARK ASSOCIATES

PROPERTY
ADDRESS                  6 ARMSTRONG ROAD, SHELTON, CT 06484

CONTRACTOR          NAME      Host America
                    DDRESS    Two Broadway, Hamden, CT 06518-2697

CONTRACT
TERM DATE (FROM): 11/12/01    THROUGH (TO):  11/11/02

          THE CONTRACT TERM IS SUBJECT TO EARLIER TERMINATION
       BY THE PROPERTY MANAGER AS PROVIDED ON THE  REVERSE  SIDE.

CONTRACTOR REPRESENTATIVE:         Lawrence E. Rosenthal

COMPLETE
DESCRIPTION
OF
SERVICES                 ARMSTRONG PARK - 6 ARMSTRONG ROAD (Building I)
                                   Cafeteria Food Services

See Rider A and Operating Expense Responsibility summary attached hereto and Made a part hereof.

     FOR THE SERVICES TO BE  PROVIDEDBY CONTRACTOR UNDER THIS
     AGREEMENT, CONTRACTOR SHALL BE PAID THE FOLLOWING:

COMPENSATION
AND
PAYMENT
SCHEDULE Owner agrees to pay Contractor a Management Fee of $200 per week and Administrative Fee Of $270 per week. Owner agrees to pay cafeteria operating loss (difference between net sales (gross sales less sales tax) less operating expenses). Owner will receive a proportionate subsidy reduction based on sales increases. Targeted subsidy $37,226.00. Contractor will submit monthly sales figures and provide Quarterly pro-forma budget to insure that targeted subsidy is not exceeded.

                         Contractor will be paid Management Fee and Administrative Fee on 1st of every month. Subsidy Shortfall will be paid following submission of monthly sales figures. (See Owner
                         Section 8)


THIS AGREEMENT SHALL NOT BE BIDNING UPON THE PEROPERTY MANAGER UNELSS AND
  UNTIL EXECUTED BY A DULY AUTHORIZED OFFICER OF THE PROPERTY MANAGER. CONTRACTOR ACKNOWLEDGES IT HAS READ AND AGREES TO ALL OF THE TERMS AND
            PROVISIONS SET FORTH ON THE REVERSE SIDE HEREOF.

PROPERTY MANAGER:                  CONTRACTOR:

FUSCO MANAGEMENT COMPANY, LLC      HOST AMERICA


BY:                                BY:

NAME:    Maria Lang                NAME:    Geoffrey Ramsey

TITLE:     Property Manger         TITLE:     President

DATE:     10/29/01                 DATE:     10/29/01

1,   ENGAGEMENT OF THE CONTRACTOR

101. The Property Manger hereby engages the Contractor to perform and the Contractor hereby agrees to perform, during the Contract Term, the services to be provided under this Agreement in accordance with the terms and conditions and for the consideration set forth herein. The person in charge of the services to be rendered on behalf of the Contactor under this Agreement shall be as set forth above or such other qualified person as designated by the contractor in writing to the Property Manager. The Contractor shall not subcontract any of the services to be performed by it under this Agreement without prior written approval of the Property Manager. In performing the services under this Agreement, the Contractor shall consult with the Property Manager and shall meet, as directed by the Property Manager, with such other persons or entities as may be necessary.

2.   SCOPE OF SERVICES
     -----------------

201. The services to be provided by the Contractor shall be performed in a satisfactory manner, as determined by the Property Manager in accordance with the Property Owner's standards, this Agreement and all applicable laws, rules and regulations.

202. The Contractor shall have in its employ at all times a sufficient number of capable employees to enable it to properly, adequately and safely perform the services hereunder. All matters pertaining to the employment, supervision, compensation, promotion and discharge of such employees are the responsibility of the contractor, which is in all respects the employer of such employees.

203. Contractor shall fully comply with all applicable laws and regulations with respect to worker's compensation, social security, unemployment insurance, hours, labor, wages, working conditions and other employer-employee related subjects. Contractor represents that it is and will continue to be an equal opportunity employers. all employment arrangements are therefore solely its concern and neither the Property Manager nor the Property Owner shall have any liability with respect thereto.

204. Contractor shall be responsible for full compliance with federal, state and municipal laws, ordinances, regulations and orders relative to the performance of its services hereunder. Contractor shall promptly notify the Property Manager of any violation of any such law, ordinance, rule, regulation or order which comes to the Contractor's attention.

205. The services shall include all labor, materials, equipment sand services necessary to provide the specific services to be performed hereunder. The Contractor shall be responsible for obtaining all licenses, permits and approvals necessary to perform its services hereunder. The Contractor represents and warrants that it currently is (and shall remain during the entire Contract Term) authorized to do business in the State of Connecticut and properly licensed by (and registered with) all necessary governmental and public and quasi-public authorities having jurisdiction over it and over said services.

206. In performing its services hereunder, the Contractor shall at all times be an independent contractor and not an employee or agent of the Property Manager or the Property Owner. Nothing contained herein or in the relationship of the Property Manager and the Contractor shall be deemed to constitute an employment agreement, partnership, joint venture or any other relationship other than that of an independent contractor.

207. The Contractor further agrees that it is subject to and shall comply with all applicable laws, ordinances and regulations of the Federal government, the Sate of Connecticut and the city/town in which the Property is located, regarding equal employment opportunity, as the same may be amended from time to time.

3.    TIME OF PERFORMANCE:  PAYMENTS
      ------------------------------

301. The services to be provided under this Agreement shall commence as of the commencement date of the Contract Term and shall continue thereafter during the contract Term. The Contractor shall perform the services set forth in this Agreement at such times and in such sequence as may be directed by the Property Manager.

302. The sums to be paid to the contractor, as set forth above, represent full and total compensation for all of the services to be provided by the Contractor under this Agreement. In no event shall the Contractor be entitled to the payment of additional sums, whether for "extras", additional services or otherwise, unless the same shall have been authorized in advance, in writing by the Property Manager, which written authorization shall specifically identify the services so authorized as entitling the Contractor to additional payment and specifying the amount and terms thereof.

303. The Contractor shall be responsible for the payment of any and all sales, use and other similar taxes imposed by law in connection with this Agreement.

4.   TERMINATION
     -----------

401. The Property Manager may terminate this Agreement (i) for "cause" by giving the Contractor not less than three (3) days prior written notice, and (ii) for any other reason (without "cause") by giving the Contractor at least thirty (30) days prior written notice. If this Agreement is terminated by the Property Manager as provided herein, the Contractor will only be entitled to receive payment for amounts payable through the date of termination.

402. The termination of this Agreement by the Property Manager shall not relieve the Contractor of any of its obligations accrued under this Agreement prior to the effective date of such termination.

403. In addition to any other rights or remedies of the Property Manager, in the event the contractor fails to perform any of its services or fails to keep, carry out and perform any of the terms herein, the Property
Manager   may   perform  same and charge the cost thereof to Contractor
and/or deduct same from any sums due Contractor hereunder.

404. The contractor does hereby covenant and agree that it will not, at any time for any cause, file or permit to be filed by any of its subcontractors or materialmen, any liens against the Property and the Contractor releases the Property from any and every lien, charge, claim or demand of any nature that it might otherwise have against same.

405. No waiver by the Property Manager of any breach by the contractor shall be a waiver of any subsequent or different breach by the Contractor. All of the Property Manger's rights and remedies set forth herein shall be cumulative and in addition to any other remedies available at law or equity.

5.   INDEMNIFICATION AND INSURANCE
     -----------------------------

501. The Contractor agrees to indemnify, defend and hold the Property Manager and the Property Owner, and their respective officers, agents and employees, harmless from and against all costs, liabilities, claims, suits, expenses and damages, including reasonable attorneys' fees, arising out of, or incurred in connection with, the Contractor's (and/or its employees' intentional acts or omissions, negligence or default in the performance of, or compliance with, any term or covenant of this Agreement.

502. Prior to the commencement of the term of this Agreement, the contractor shall furnish to the Property Manager a certificate of insurance evidencing all insurance the Contractor is obligated to carry under this Agreement, which certificate shall contain an endorsement providing that the Property Manager and the Property Owner will be give at least 30 days prior written notice of cancellation of, or any material change in, the insurance coverage.

503. During the entire Contract Term, the Contractor shall maintain the following insurance coverage in the following minimum amounts: Worker's Compensation - Statutory Amount; Employer's Liability - $1,000,000.00 minimum; Comprehensive General Liability - $1,000,000.00 Bodily Injury each occurrence and aggregate and $100,000.00 Property Damage; Employee Dishonesty - $20,000.00; and Business Auto Policy - Statutory Amount. The Property Manager and the Property Owner shall be named as additional insured on the contractor's insurance policies. Higher amounts may be required by the Property Manager if the services to be performed are sufficiently hazardous.

6.   GENERAL TERMS AND CONDITIONS
     ----------------------------

601. This Agreement is subject to and incorporates the provisions of any Riders and Schedules attached hereto. If there are any conflicts between the printed provisions of this Agreement and the typed provisions of this Agreement and/or said Riders and Schedules, then the typed provisions and Riders/Schedules shall control. Paragraph headings are provided for convenience only.

602. This Agreement, its terms and conditions, and any claims arising therefrom shall be governed by Connecticut laws. The contractor shall comply with all applicable federal, state and local laws, ordinances and codes.

603. The Contractor and the Property Manager hereby waive trial by jury as to any and all claims, disputes and causes of action arising out of or
in connection with this Agreement.   Notwithstanding any such claim,
dispute or legal actions, the Contractor shall continue to perform services under this Agreement in a timely manner, unless otherwise directed by the Property Manager.

604. This Agreement is personal to the Contractor and the contractor shall have no right to assign this Agreement or any portion hereof or any monies due or to become due hereunder, either voluntarily, involuntarily or by operation of law, without the prior written approval of the Property Manager. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors and assigns. Furthermore, this Agreement is being entered into by the Property Manager for the benefit of, and may be enforced by, the Property Owner.

605. This Agreement shall not be amended or modified in any way or respect except by a written instrument executed by the Contractor and the Property Manager. This Agreement constitutes the entire agreement of the parties respecting the subject matter hereof. All prior understandings or agreements between the parties, whether written or oral, are merged into this Agreement and shall be of no force and effect.

606. If any provision of this Agreement is held invalid, the balance of the provisions of this Agreement shall not be affected thereby if the balance of the provisions of this Agreement would then continue to conform to the requirements of this Agreement.

607. Any waiver of the terms of this Agreement by either of the parties hereto shall not be construed to be a waiver of any other term or condition of this Agreement.

608. All notices hereunder shall be in writing and shall be deemed given if sent by recognized overnight courier service or certified mail, return receipt requested, to the parties at their addresses set forth above and shall be effective upon receipt or rejection by the person to whom addressed.

609. In the event of any default by the Contractor under this Agreement, the Contractor agrees to pay all costs incurred by the Property Manager in the enforcement hereof, all whether or not suit shall have been commenced.

                            6 Armstrong Road

                         Cafeteria Food Services

                                 Rider A

The Contractor agrees to perform and/or provide the following:

1. Training and supervision to all Contractor personnel that may be required to appropriately staff the food service. Food service personnel shall be employees of the Contractor for all purposes and at all times during the term of this contract. The Contractor acknowledged that it is an equal opportunity employer.

2. Contractor shall purchase the necessary food and non-food merchandise and supplies at normal wholesale or trade prices from its designated vendors. Title to such food, merchandise and supplies shall belong to Contractor.

3. Owner or its designated agent reserves the right to approve all vendors supplying services to Contractor on Owner's property for the benefit of the Owner and may choose to utilize existing Owner's vendor and pricing agreements to achieve a lower total cost.

4. Contractor will collect all revenue and pay all expenses in connection with the food service. Contractor will submit monthly sales figures to the Owner by the 10th of the following month. These figures will include, but are not limited to, cafeteria sales, catering, co-op food program, vending and off-hour sales.

5. Contractor will provide a full service cafeteria operation including hot and cold meal entrees, grill entrees, soups, salads, sandwiches, hot and cold beverages, snacks, pastries, specialties and desserts at selling prices established by Contractor after consultation with Owner. The initial price schedule will be provided and agreed to by both parties upon execution of this Agreement, and may only be adjusted with the prior written consent of the Owner.

6. Contractor will maintain in full force and effect during the term of this contract the following insurance and will deliver to Owner a certificate from its insurers evidencing such coverage:

          * Commercial general liability insurance including products liability with limits of two million dollars per occurrence and five million dollars aggregate combined singled limit for bodily injury and property damage.
          * Worker's Compensation insurance providing statutory coverage.

7. Contractor will provide a clean and sanitary work environment. Contractor will clean the food service counters, the areas in the rear of the service counters, the kitchen and kitchen areas including the kitchen floors, fixtures, walls, fume hood, equipment and appliances to ceiling height. The trash and refuse removal from the kitchen and dishwashing areas is the responsibility of the Contractor.

8. Contractor will clean all food and drink spillage in the food service and dining areas during the day.

9. Contractor will clean all tables, chairs and window ledges in the dining areas as needed during the day.

10. Contractor will provide and pay for all necessary federal, state and local licenses for the preparation of food and non-alcoholic beverages at the Owner's premises.

11. Contractor will provide, clean and maintain suitable and appropriate uniforms for all its employees as required to maintain a professional appearances of the food services staff.

12. Contractor will conduct all activities for which it is responsible hereunder in compliance with applicable federal, state and local laws, rules and regulations including those governing the handling, preparation and serving of food and beverages and the operation of a food catering service.

13. All costs and expenses incurred in connection with the foregoing activities, including but not limited to employee payroll, taxes and assessments shall be considered as operating expenses for the purposes of this contract.

14. Contractor agrees to indemnify Owner, its directors, associates, tenants, employees, guests and agents and hold them harmless from all loss, damage, liability and expense, including damages and injury to persons and property arising out of the negligence or willful acts of Contractor, its employees and agents.

15. Contractor will maintain minimum cafeteria hours for Owner, its guest and tenants between the hours of 7:00 a.m. and 2:00 p.m. Monday through Friday, excepting only major U.S. holidays celebrated by the majority of the building population as specified by Owner.

16. Contractor will provide catering services as required during normal business hours as well as evenings and weekends. Catering prices will be provided on a per-function basis. Any additional labor costs associated with catering shall be included in the per-function price. Contractor does not have the exclusive right to catering, vending and coffee services in Owner's building.

17. The installation of signs, graphics and advertisement by the Contractor, will be made only with prior approval from the Owner. Any distributions to the tenants must be made with prior approval from the Owner.


Owner agrees to perform/provide the following:

1. Owner will provide hot and cold water, heat, air conditioning, lighting fixtures, ventilation equipment for the discharge of fumes, vapors and odors, electricity, gas and/or other utilities necessary for the operation and maintenance of the fixtures, equipment and appliances on the Owner's property.

2. Provide and maintain in good and safe condition and good working order all furniture, fixtures, furnishings, china, glassware, silverware, trays, kitchen utensils, refrigeration, kitchen equipment and other equipment and accessories necessary for the operation of the food service and replacements thereof required through breakage, loss, wear and tear. Contractor shall give Owner notice of any required maintenance.

3. Owner will provide trash receptacles outside the building and a complete pest control maintenance contractor that will provide pest control services as required.

4. Owner will provide completely furnished, maintained, equipped and decorated kitchen, food serving and dining areas. This space will include storage areas, necessary for the operation of the food service.

5. Owner will furnish and maintain lavatory facilities located in the common area for Contractor's employees.

6. Owner shall be responsible for shampooing/maintaining carpeted areas and the cleaning of food and drink spillage in all areas outside the cafeteria.

7. Owner agrees to indemnify Contractor, its directors, members, mangers, employees and agents and hold them harmless from all loss, damage, liability and expense including damages and injury to persons and property, arising out of the negligence or willful acts of its associates and agents.

8. Owner agrees to pay Contractor fixed Administrative Fee and Management Fee by the 1st of every month. In addition, Owner agrees to pay Contractor any subsidy shortfall following the submission of monthly sales figures for that month based on the annual targeted subsidy of $37,226.00. Interest at the rate of 1.5% per month may be added to accounts more than 30 days in arrears.